Exhibit (p)

Joint Code of Ethics (J)

The Charles Schwab Family of Funds

Schwab Investments

Schwab Capital Trust

Schwab Annuity Portfolios

Schwab Strategic Trust

Laudus Trust

Charles Schwab Investment Management, Inc.

Charles Schwab & Co., Inc.

Joint Code of Ethics

Personal Trading Policy

Effective Date: November 1, 2025

Overview: Policy Purpose and Objectives

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (Advisers Act) requires each investment adviser registered with the Securities and Exchange Commission (SEC) to adopt a code of ethics. In addition, Rule 17j-1 under the Investment Company Act of 1940, as amended (Investment Company Act) requires all investment companies and their investment advisers and principal underwriters to adopt codes of ethics.

Charles Schwab Investment Management, Inc. (CSIM) is an investment adviser registered with the SEC. CSIM acts as the investment adviser for The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, and Laudus Trust (the Schwab Funds) and Schwab Strategic Trust (the Schwab ETFs, and together with Schwab Funds, the Funds), and other advisory clients (collectively, Clients). CSIM and Charles Schwab & Co., Inc. (CS&Co.), in its capacity as principal underwriter for the Schwab Funds, have a fiduciary duty to Clients. The Funds have a fiduciary duty to their shareholders. CSIM, CS&Co. and the Funds hereby adopt this Joint Code of Ethics (the Code).

To assist in meeting these fiduciary duties, CSIM, CS&Co. and the Funds expect every person subject to this Joint Code of Ethics to demonstrate the highest standards of ethical conduct in such a manner as to avoid serving their own personal interest ahead of Clients and Fund shareholders; avoid taking inappropriate advantage of their position with CSIM, CS&Co. or the Funds; and avoid and, where appropriate, mitigate any actual or potential conflicts of interests or any abuse of their position of trust and responsibility.

The Code is designed to help Access Persons and Supervised Persons, as defined in the following Definitions section, avoid potential conflicts that may arise from their actions and their personal investments and preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The Code can be found online at: https://www.schwabassetmanagement.com/about-us.

The Code does not and cannot identify all possible conflicts of interest that you might encounter. Rather, you have an on-going responsibility to identify any areas where personal activities may conflict with Clients’ interests and to operate in a manner that mitigates both actual and perceived conflicts. You must always act in accordance with both the letter and the spirit of applicable laws, rules, and regulations.

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There may be times when additional restrictions are placed on your ability to execute transactions in specific securities in addition to those described in the Code, including restrictions due to market or industry events. Any such additional restrictions will be directly communicated to you.

In addition to this Code, all CSIM and CS&Co. employees have a duty to comply with, where applicable, the CSIM and Fund Compliance Manual, The Charles Schwab Corporation (CSC) Code of Business Conduct and Ethics, the CS&Co. Broker Dealer Compliance Manual (for CS&Co. employees), and other relevant portions of the CSC Policies and Standards, and applicable policies and procedures related to individual roles and responsibilities. Together, these policies set forth the standards of business conduct required of personnel of CSC and its operating subsidiaries, including CSIM and CS&Co.

Definitions

•	Access Person: Access Person is defined in both Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. For purposes of the Code, “Access Person” shall mean:
o	Any officer, director, or trustee of CSIM or the Funds o Any CSIM employee
o	Certain CSIM contractors as determined and notified by Employee Monitoring
o	Certain CS&Co. and other Schwab affiliate employees, as determined and notified by Employee Monitoring, who support CSIM and/or the Funds
o	Other persons who are determined and notified by the CCO or their delegate to have access to nonpublic information regarding any Client, including portfolio holdings and/or any transactions in a portfolio or client account

•	Automatic Investment Plan (AIP): is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An AIP includes among others, a 401K or similar retirement plan, direct stock purchase plans, and dividend reinvestment plans (DRIPS).

•	Beneficial Ownership: is interpreted in the same manner when determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (Securities Exchange Act), and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has shares or direct or indirect financial interest in a security.

•	Control: has the same meaning as in Section (2)(a)(9) of the Investment Company Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of an official position with such company. Ownership of more than 25% of a company's outstanding voting securities is presumed to give the holder of such securities control over the company. The SEC may determine, however, that the facts and circumstances of a given situation that may counter this presumption.

•	Covered Person: An Access Person’s (i) spouse or spousal equivalent; (ii) children or the children of a spouse or spousal equivalent (provided the children reside in the same household or are financially dependent upon you); (iii) individuals who reside in the same household and who are supported, directly or indirectly, to a material extent by you.

•	Federal Securities Laws: refers to the Securities Act of 1933, as amended (Securities Act), the Securities Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of

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these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•	Initial Public Offering: is an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

•	Independent Trustee: is any Trustee of a Fund who is not an interested person of such Fund as defined in Section 2(a)(19) of the Investment Company Act.

•	Interested Trustee: is any Trustee of a Fund who is an interested person of such Fund as defined in Section 2(a)(19) of the Investment Company Act.

•	Material Non-Public Information (MNPI): MNPI is information not available to the general public that a reasonable investor would consider important when making an investment decision.

•	Non-Volitional Transactions: are transactions in which the Access Person does not determine price or time of the transaction and include such transactions as:

o	acquisition of securities through stock dividends, automatic dividend reinvestment plans, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities

o	acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue.

o	Options assigned or automatically exercised on expiration.

Please Note: Transactions in a managed account or those made by an independent third party or adviser will not be considered non-volitional unless an Access Person requests and is granted an account level exemption.

•	Personal Accounts: are securities accounts that can hold a Reportable Security over which an Access Person or Covered Person exercises direct or indirect control or discretion or has Beneficial Ownership or financial interest, including, but not limited to, 401(k) Plan accounts, Health Savings accounts, and Schwab 529 Plan accounts.

o	The following are excluded from the definition of Personal Accounts:

▪	Non-Schwab 529 Plans	▪ Investments in a donor-advised fund

•	Private Placement: is an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

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•	Reportable Securities include:

▪	Stock – common or preferred, including securities convertible into stock	▪	Fixed Income Securities – convertible, municipal, corporate, and non-U.S. government bonds

▪	Derivatives (options, futures, forwards etc.)	▪	Exchange Traded Products (e.g., ETFs/ETNs, including Schwab ETFs)

▪	Shares of a closed-end investment company	▪	Shares of mutual funds, including the Schwab Funds
o The following are excluded from the definition of Reportable Securities:
▪	Direct obligations of the U.S. government (e.g., Treasury securities)	▪	Short-Term Debt Instruments

•	Schwab Securities: Any securities issued by CSC or derivatives of any such securities including options on CSC stock.

•	Short-Term Debt Instruments: Bankers' acceptances, bank certificates of deposit, commercial paper and repurchase agreements with maturities less than 366 days.

•	Spouse or Spousal equivalent: Spousal equivalent includes unmarried partners that live together in a relationship generally equivalent to a married couple.

•	Supervised Person: The Advisers Act defines "Supervised Person" to mean any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

•	Stock Option: allows an employee to buy a set number of shares of a company's stock at a future date at a set price.

Scope and Applicability

The Code is applicable to all CSIM’s directors, officers, and employees; officers and trustees of the Funds; and certain CS&Co. persons and other individuals as designated as Access Persons by the Chief Compliance Officer (CCO), or designee.

Adherence to the Code is a basic condition of employment or service with CSIM and CS&Co. as underwriter to the Schwab Funds. You are required to report any violations of the Code promptly to your supervisor, the CCO or Employee Monitoring. Reports of all violations must be provided to the CCO. Violations may be reported to CSIM management as well as to the Funds’ boards of trustees.

Violations of the Code are taken seriously and may result in disciplinary action up to and including termination. Violations of the Code may also adversely affect your career with respect to such matters as compensation and advancement. Since many provisions of the Code also reflect provisions of Federal securities laws, you should be aware that violations could also lead to enforcement action resulting in suspension or expulsion from the securities industry, fines and penalties, and imprisonment. Questions regarding interpretation of the Code or questions related to specific situations should be directed to your supervisor, the CCO, or their designee, or Employee Monitoring.

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Material Non-Public Information

You have an obligation to safeguard MNPI regarding CSIM and its Clients. CSC Compliance Policies and Standards governs the risk associated with the improper use, sharing, and/or disclosure of confidential information, including MNPI, that all employees are required to follow, and employees are required to report to Asset Management Compliance when they are in receipt of MNPI. In addition, when you are in possession of confidential information about CSIM and/or its Clients, you are prohibited from sharing such information with anyone other than those who have a business need to know, and from using such information for personal gain.

Specifically, you are prohibited from:

•	Disclosing current portfolio transactions that portfolio managers and traders have made or potential portfolio transactions that are being contemplated on behalf of Clients or any other non-public information to anyone outside of CSIM, except as required to effect securities transactions on behalf of a Client.

•	Trading when in possession of MNPI: the following types of information have, under certain circumstances, been determined to be MNPI (if not yet publicly disclosed):

o	Holdings and transaction information
o	A portfolio manager’s investment decisions o Performance analysis
o	Subscription and redemption activity o Dividend activity
o	Decisions to hire or terminate an adviser/sub-adviser or invest or divest in a proprietary or third-party mutual fund or ETF
o	Material sub-adviser due diligence information
o	Change of a portfolio manager

•	Anytime you are in possession of MNPI, you are prohibited from buying, selling, transacting, or transferring ownership in securities or any derivative of such security in the public market or privately arranged transactions concerning that security regardless of if you received pre-clearance approval (see Preclearance Requirements and Responsibilities section). If you suspect you are in receipt of MNPI you should limit your communications with others regarding such MNPI and immediately contact Asset Management Compliance. Examples of MNPI Access Persons may receive, and are prohibited from acting on, include:

o	MNPI concerning certain issuers, underwriters or from representatives of issuers or underwriters during their normal course of employment.
o	Using knowledge of portfolio transactions that portfolio managers and traders have made, or potential portfolio transactions that are being contemplated, on behalf of Clients to personally profit, or cause others to profit, by the market effect of such transactions.
o	Information that has not been publicly disseminated such as potential transactions, financing and capital requests, future rating actions and certain information about the issuer or its securities.

•	Engaging in deceptive conduct in connection with the purchase or sale of portfolio transactions for Clients, including without limitation:
o	Employing any device, scheme, or artifice to defraud any Client
o	Making any untrue statement of a material fact to any Client or misleading any Client by omitting to state a material fact
o	Engaging in any act, practice or course of business that would defraud or deceive any Client

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o	Engaging in any manipulative practice with respect to any Client
o	Investing in derivatives or similar instruments to evade the restrictions of this Code

•	Such information may include Any employee who suspects they are in receipt of MNPI should limit their communications with others regarding such MNPI and immediately contact Asset Management Compliance.

•	Notes on guidance from research and meetings with company management, as well as proposed material changes to Schwab research ratings, before the information or change is public, should be treated as MNPI.

These requirements may be supplemented from time to time by additional policies and procedures. It is your responsibility to be familiar with and to comply with all such policies and procedures.

Reporting Requirements

The following reporting requirements apply to all Access Persons and their Covered Persons (excluding Independent Trustees except as otherwise noted in the Independent Trustee Reporting Requirements section).

•	Initial Accounts and Holdings Report and Certifications

o	Within 10 calendar days of hire or of being notified by Employee Monitoring that you have been deemed an Access Person, you must:

▪	Report all Personal Accounts (including those of your Covered Persons) that could hold and transact in Reportable Securities.

▪	Complete Initial Holdings Report in Reportable Securities for all reported Personal Accounts.

▪	Complete your Acknowledgement of the Code and Compliance Manual.

o	Your Initial Holdings Report must include:

▪	the name and type of each security held

▪	the exchange ticker symbol or CUSIP number

▪	number of shares and principal amount of each security held, as well as the name of any broker, dealer, or bank where the account is maintained, the name on the account and the account number

You must submit an Accounts and Holdings Report even if you do not have any Personal Accounts or applicable holdings. Initial reports are submitted through the appropriate reporting system or personal trading monitoring system (Personal Trading System) and the information contained in the report must be current as of a date no more than 45 days prior to the date of your hire or of being notified by Employee Monitoring that you have been deemed an Access Person

•	Quarterly Transactions Reports

Within 30 calendar days of the end of each calendar quarter, you must report all transactions in Reportable Securities in all Personal Accounts. You are required to submit a quarterly report in the Personal Trading System even if there were no reportable transactions in approved Personal Accounts and Reportable Securities during the quarter.

o	The quarterly report must indicate the date you submit the report, as well as the following:

▪	The transaction date, name and identifier of the security (such as exchange ticker symbol or CUSIP number), interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved

▪	The name of the broker, dealer, or bank with or through which the transaction was effected

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▪	The type of transaction, such as purchase, sale or any other type of acquisition or disposition; and

▪	The price of the Reportable Security at which the transaction was effected

•	Annual Holdings Reports

In addition to the quarterly transaction reporting requirements, within 45 calendar days of the end of each calendar year, you must report all holdings (as of December 31) in Reportable Securities in Personal Accounts.

Your report must indicate the date you submit the report, as well as the following:

o	the title, type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security held

o	the name of any broker, dealer, or bank with whom the account is maintained

If you have any questions concerning whether an account or transaction is exempt from personal trading requirements or restrictions, you should contact Employee Monitoring.

•	Exceptions to the Reporting Requirements

o	Robo Adviser Accounts: Transactions or holdings in Personal Accounts held through a robo- adviser platform (e.g., Schwab Intelligent Portfolios) do not require reporting.

o	Fully Discretionary Accounts: a Fully Discretionary Account is a securities account that is managed by an affiliated or unaffiliated money manager over which an Access Person or Covered Person has no direct or indirect influence of control. When disclosing Fully Discretionary Accounts, the Access Person is required to submit a copy of the investment management agreement (or equivalent). If an exception is granted, transactions or holdings for such accounts will not be require reporting.

•	Other Compliance Certifications

Each Access Person will be provided with a copy of the Code and any amendments. On a quarterly basis, you are required to confirm your compliance with the provisions of this Code, and you must acknowledge, in writing, which may be made electronically, receipt of any revisions to this Code whenever material amendments to the Code are made and delivered.

•	Independent Trustee Reporting Requirements

o	Quarterly Transaction Reporting: Independent Trustees are required to submit a Quarterly Transactions Report containing the information as described below to the Funds’ CCO or their designee. Such report must include:

▪	all transactions in Funds, excluding money market funds, on whose board the Independent Trustee serves.

▪	all transactions made in a Reportable Security, excluding non-affiliated registered mutual funds, if, at the time of that transaction, they knew or, in the ordinary course of fulfilling their official duties as Independent Trustees of the Funds, should have known that, during the 15-day period immediately before or after the date of their transaction, the same Reportable Security was purchased or sold by the Fund or was being considered by the Fund or its investment adviser(s) for purchase or sale by the Fund.

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Preclearance Requirements and Responsibilities

•	General Requirements

All Access Persons (except as noted below) and their Covered Persons must receive preclearance approval before executing transactions insecurities that require preclearance in their Personal Accounts (including accounts of their Covered Persons).

o	Securities that require Preclearance:

▪	Stock – common or preferred (except Schwab Securities, as defined below)	▪	Fixed Income Securities – convertible, municipal, corporate, and non-U.S. government bonds
▪	Derivatives (options, futures, forwards, etc.)

o	Preclearance exemptions include:

▪	Exchange traded products (e.g., ETFs/ETNs, including Schwab ETFs)	▪	Shares of mutual funds, including the Schwab Funds
▪	Shares of a closed-end investment company	▪	Non-Volitional Transactions
▪	Transactions in Schwab Securities, provided you comply with the requirements outlined in the CSC Insider Trading Policy

o	Preclearance of Automatic Investment Plans (AIP): when establishing an AIP involving Reportable Securities that require preclearance, enrollment in the Plan and the initial investment must be precleared. Subsequent investments pursuant to the plan are exempt from preclearance, short-term profits prohibition, and blackout periods provided no changes to the plan were made (i.e., changes to Reportable Securities in the plan or investments made after the cancellation of the plan) since originally approved by Employee Monitoring. Changes to existing precleared percentage allocations of Reportable Securities pursuant to a plan are exempt from preclearance (e.g., changing the monthly allocation to a precleared Covered Security from 5% to 8%)

o	Preclearance of options: the purchase or sale of options are required to be precleared. If you decide to exercise an option prior to expiration, you must preclear the underlying security purchase or sale.

o	Access Persons who are Trustees: Trustees (both Independent and Interested Trustees) and/or directors of CSIM not responsible for the day-to-day management of CSIM, are not subject to preclearance requirements. However, their personal trading activity in the Funds is monitored by Employee Monitoring and may be subject to restrictions.

•	How to request Preclearance

You must submit preclearance requests through the Personal Trading Monitoring System. You will be notified by the Personal Trading Monitoring System and via email of approval or denial. Access Persons, who are Independent Trustees, should direct any preclearance request to the CCO or their delegate by telephone or email.

•	Preclearance Approval Effective Period

Preclearance approval is valid for one day only and the trade must be executed on the same day that approval is granted. For example, if you receive preclearance approval at 10:00 am, you have

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until 11:59 pm on the same day to execute the trade. If a transaction is not executed on the same day that you receive approval, you must submit another preclearance request.

Do not place “good until cancelled” orders. Limit Orders, including stop loss orders, are also generally not allowed unless you expect the order to be completed the same day. If the trade is not executed on the same day, your preclearance will no longer be valid, and you will need to cancel the open order(s) and submit another preclearance request.

You are prohibited from trading in a security if you come into possession of MNPI on that security after you have received pre-clearance approval.

Prohibition on Short-Term Trading (60 Day Rule)

•	Reportable Securities that require preclearance: Access Persons and Covered Persons, except (i) Independent Trustees and (ii) Interested Trustees and/or directors of CSIM not responsible for day-to-day management of CSIM, are prohibited from profiting from the purchase and sale, or sale and purchase of the same Reportable Securities that require preclearance within 60 calendar days. Profits are calculated based on a Last-In-First-Out (LIFO) methodology, for example:

o	Buy security X on June 1, you are required to hold security X until July 31 (61 calendars days) unless selling at a loss.

o	Buy security Y on June 1, then buy more of security Y on July 1, the 60 calendar days starts from July 1.

o	Sell security Z on June 1, you are prohibited from repurchasing security Z at a lower price than what you sold it for until July 31 (61 calendar days).

If an Access Person violates this prohibition, any profit will be required to be disgorged. This restriction applies without regard to tax lot considerations.

•	Application of the 60 Day Rule to options:
o	Options must have an expiration greater than 60 calendar days.

o	Access Persons are prohibited from profiting from the purchase and sale, or sale and purchase of options contracts within 60 calendar days.

o	If you’ve held an underlying security for less than 60 calendar days and then buy or sell an option on the same security, then you are prohibited from exercising the option if the resulting purchase or sale results in a short-term trade related to the existing holding. For example, you’ve held 100 shares of X for 30 calendar days, and then purchase 1 X put option, you cannot exercise the option as it will result in the sale of the 100 shares of X at a profit within 60 calendar days.

•	Schwab Securities: Access Persons are prohibited from engaging in short term transactions of CSC’s equity securities. CSC’s equity securities (symbol: SCHW) purchased must be held for a minimum of six months. This does not apply to CSC’s equity securities acquired via the vesting of employee stock options or restricted stock units and CSC’s equity securities acquired pursuant to the Schwab Employee Share Purchase Plan (ESPP).

•	Investments made pursuant to an approved AIP are exempt from the prohibition in this section

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Blackout Periods

•	Access Persons: All Access Persons and Covered Persons are prohibited from engaging in any transaction in a Reportable Security when they know or should have known at the time that there is a pending “buy” or “sell” order in that same security for any Client.

•	Investment Personnel: Certain additional trading restrictions apply to Portfolio Managers and Traders (Investment Personnel):

o	Investment Personnel are prohibited from trading in a Reportable Security if the same security was traded in a Client Account during the past seven (7) calendar days or is expected to be traded within the next seven (7) calendar days.

o	Investment Personnel transactions will be reviewed further by the CCO, or their designee, and may be required to reverse the transaction in the following situation:

▪	Have received preclearance for a transaction in a Reportable Security requiring preclearance, and

▪	A transaction in the same security takes place for a Client subject to the Blackout Period as discussed above within seven (7) calendar days following the execution of your transaction.

•	Automatic Investment Plans: Investments made pursuant to an approved AIP are exempt from Blackout Periods.

•	Additional Responsibilities

o	Corporate Restricted List

▪	Access Persons, excluding Independent Trustees, may not trade in securities included on CSC’s Restricted Securities List for their own benefit or the benefit of CSIM or CS&Co. when the restriction indicates that it applies to all employees. This restriction also applies to Covered Persons and Personal Accounts over which the Access Person has control. Before trading, you must check to see if the security is on the Restricted Securities List (Jumpword: Restricted List).

o	Schwab Corporate Stock Trading Window

▪	Certain Access Persons, excluding Independent Trustees, may be subject to trading restrictions of CSC common stock (SCHW) and its derivatives. Before trading in SCHW or a derivative security, you are responsible for checking the SCHW Trading Window (Jumpword: Trading Window).

o	Power of Attorney Requests

▪	Access Persons’, excluding Independent Trustees’, requests for approval to become a Power of Attorney (POA) on an account must be submitted to the Compliance Disclosure Group via the online reporting system. Written approval must be obtained prior to becoming a POA on any account. Generally, approval will be considered only for immediate family member accounts where the employee can demonstrate an appropriate purpose for the POA.

IPOs and Private Placements

CSC’s Personal Activities and Disclosures Standards and Misuse and Sharing of Information Policy address certain prohibited practices. Among them is the participation in an IPO. This applies to all Access Persons and Covered Persons, except Independent Trustees.

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Access Persons and Covered Persons, excluding Independent Trustees, must receive preclearance from the Compliance Disclosure Group prior to participating in a Private Placement. You must first submit a request for approval to the Compliance Disclosure Group via ComplianceOne.

Exceptions

The CCO, or their designee, may approve exceptions to certain restrictions and prohibitions of the Code after consideration of relevant facts and circumstances. Such exceptions are not automatic but rather granted on an exception basis and require either preclearance through the channels discussed in this Code or other advance written approval from the CCO or their designee.

Other Potential Conflicts

•	Gifts and Business Entertainment

The following applies to Access Persons except for (i) Independent Trustees and (ii) Interested Trustees and/or directors of CSIM not responsible for day-to-day management of CSIM. The giving and receiving of gifts and/or business entertainment that influences or appears to influence the behavior of the recipient may compromise the reputation and integrity of CSIM, CS&Co., or the Funds. You should not accept or provide any gift or business entertainment that would violate the law or reflect negatively upon CSIM, CS&Co. or the Funds. CSIM follows CSC’s Compliance Policies and Standards on Gifts & Business Entertainment, Loans, and Charitable Contributions and Sponsorship and, with respect to its directors and employees, has adopted more restrictive limits for the acceptance of gifts and business entertainment, which are detailed in the CSIM Gifts and Business Entertainment Policy and Procedures. You are responsible for understanding these policies and procedures and ensuring that your conduct with respect to the acceptance and provision of gifts and business entertainment is consistent with these procedures, including obtaining the appropriate approvals and reporting your gifts and business entertainment activity.

•	Service as Director of Public Official

All employees are prohibited from serving on the board of directors of any publicly traded company or in an official capacity for any federal, state, or local government (or governmental agency or instrumentality) without prior approval from the Compliance Disclosure Group through ComplianceOne (Jumpword: ComplianceOne).

•	Outside Employment and Other Outside Activities

Employees may not engage in outside employment or other outside activities that conflict or otherwise interfere with their duties and responsibilities. Each employee has a responsibility to disclose and request prior approval from the Compliance Disclosure Group for any such outside employment or business activity through ComplianceOne. More details can be found in the CSIM Outside Business Activity Policy and Procedures.

Administration, Recordkeeping, and Reporting

Employee Monitoring is responsible for the administration of and compliance with this Code. This includes, identifying all Access Persons and notifying them of this classification and their obligations under this Code; review of Access Persons’ personal securities transactions and holdings reports; review of violations of both prohibitions and reporting requirements of the Code to determine what action or sanctions are appropriate; and maintenance of procedures related to this administration.

All records associated with this Code that are required to be retained by Federal Securities Laws will be maintained by Employee Monitoring for seven years and in an easily accessible place for at least five years. In addition, any record of any decision, and the relevant details supporting the decision, to approve a hardship exemption or the acquisition by Access Persons of securities acquired in a Private

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Placement, will be maintained by Employee Monitoring for at least seven years after the end of the fiscal year in which the approval is granted.

•	Annual reporting and certification requirements

At least annually, the CCO of the Funds, the CCO of CSIM and the CCO of CS&Co., as principal underwriter to the Schwab Funds, (or their designees) will provide the Funds’ board of trustees:

o	a written report of any issues arising under this Code, including any material violations and any sanctions imposed in response to these violations.

o	a certification that each has adopted procedures reasonably designed to prevent its Access Persons from violating the provisions of this Code.